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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          ALAN MINKER
                  Sr. Vice President/Chief Financial Officer
                  (248) 712-7007

FRANKS NURSERY ANNOUNCES 3.4% COMPARABLE STORE SALES INCREASE

TROY, MICHIGAN, October 9, 2003 -- Frank's Nursery & Crafts, Inc. (OTC: FNCN) today reported net sales of $14.5 million for the four week period ended October 5, 2003 versus net sales of $14.0 million for the same period in fiscal 2002, a comparable store increase of 3.4%.

Net sales for the thirty-six week period ended October 5, 2003 were $236.3 million compared to $226.8 million for the same period in fiscal 2002, a comparable store increase of 4.2%.


Franks Nursery is the nation's largest lawn and garden specialty retailer and operates 170 stores in 14 states. Franks Nursery is also a leading retailer of indoor garden products and accessories, including silk floral arrangements, as well as Christmas decor merchandise.

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, unseasonable weather, risks associated with foreign global sourcing, including political instability and changes in import regulations, economic conditions worldwide, and the ability of the Company to execute its business plans effectively. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligations to update forward-looking statements, whether as a result of new information, future events, or otherwise.


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